Exhibit 99.1

February 18, 2009
tg32

Statement by Secretary Tim Geithner on Treasury’s Commitment to Fannie Mae and
Freddie Mac

Washington, DC — Today, the Treasury Department is increasing its funding commitment to Fannie Mae and Freddie Mac to ensure the strength and security of the mortgage market, to help maintain mortgage affordability, and to help keep interest rates low.

Fannie Mae and Freddie Mac are critical to the functioning of the housing finance system in this country and play a key role in making mortgage rates affordable and maintaining the stability and liquidity of our mortgage market. In 2008, almost three-quarters of new home loans were financed or guaranteed by Fannie Mae and Freddie Mac.

Using funds already authorized by Congress for this purpose, Treasury is amending the Preferred Stock Purchase Agreements, contractual agreements between the Treasury and the conserved entities designed to ensure that each company maintains a positive net worth, to $200 billion each from their original level of $100 billion each. The increased funding will provide forward-looking confidence in the mortgage market and enable Fannie Mae and Freddie Mac to carry out ambitious efforts to ensure mortgage affordability for responsible homeowners.

In addition, the Treasury Department will continue to purchase Fannie Mae and Freddie Mac mortgage-backed securities to promote stability and liquidity in the marketplace. Treasury will also increase the size of the GSEs’ retained mortgage portfolios allowed under the agreements — by $50 billion to $900 billion — along with corresponding increases in the allowable debt outstanding.

The increase announced today is not intended to indicate any estimate of possible losses with respect to the companies, but to provide assurance to market participants that Congress gave these companies a special purpose to support housing finance. Given the difficulties in the housing market today, we stand firmly behind their ability to provide that support.

Background:

Fannie Mae and Freddie Mac are government-sponsored enterprises (GSEs) that were created to provide stability in the secondary mortgage market and promote access to mortgage credit throughout the United States. In 2008, Fannie Mae and Freddie Mac purchased or guaranteed almost three-quarters of all mortgages being originated in the United States. By purchasing some mortgages and guaranteeing others, Fannie Mae and Freddie Mac help bring the liquidity of global capital markets to local banks and other financial institutions, which lowers mortgage costs for borrowers in communities across the United States. These savings can be achieved because Fannie Mae and Freddie Mac are able to access a broader array of investors resulting in lower cost of funds than typical local banks.

Last July, Congress granted Treasury new authorities to provide financial support to Fannie Mae and Freddie Mac in order to provide stability to financial markets, support the availability of mortgage finance, and protect taxpayers.

Even though neither institution is near its current $100 billion limit for funding from Treasury under the Preferred Stock Purchase Agreements — based on preliminary disclosures from the last quarter of 2008, total funding provided to Freddie Mac could approach $50 billion and total funding for Fannie Mae could approach $16 billion — it is crucial to maintain confidence in both of these institutions even under worse-than-expected economic conditions.

Finally, it is important to note that these funding commitments are made under authority provided by the Housing and Economic Recovery Act and do not use any money allocated under the Emergency Economic Stabilization Act (EESA) or the Financial Stability Plan.

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